Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 18th day of March, 2024 (the “Execution Date”), between STEVEN CLOSTER (“Executive”) and Syndax Pharmaceuticals, Inc. (the “Company”). Certain capitalized terms used in this Agreement are defined in Article 7.

RECITALS

A.
The Company is a biopharmaceutical company.
B.
The Company desires to employ Executive in the position set forth below, and Executive wishes to be employed by the Company in such position, upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and Executive agree as follows:

Article 1

PRELIMINARY MATTERS
1.1
Effectiveness of Agreement. This Agreement shall be effective on the Execution Date.
Article 2

TERMS OF EMPLOYMENT
2.1
Appointment. Executive’s start date with the Company is March 18, 2024 or such other date as mutually agreed upon by the Company and Executive (the “Start Date”). Executive shall serve as Chief Commercial Officer, reporting to the Chief Executive Officer. As Chief Commercial Officer, Executive will have such duties and responsibilities typically associated with such officer plus other reasonable duties as may from time to time be assigned to Executive. During Executive’s employment with the Company, Executive shall (i) devote substantially all of Executive’s business efforts to the Company, and may (a) participate in charitable, civic, educational, professional, community or industry affairs, and (b) serve as a board member, advisor or a similar position, of up to two other companies, subject to approval by the Company’s Nominating and Corporate Governance Committee of the Board of Directors, so long as such service does not conflict with or is not detrimental to the Company’s best interests, as determined in good faith by the Board, and (ii) faithfully and to the best of Executive’s abilities and experience, and in accordance with the standards and ethics of the business in which the Company is engaged, perform all duties that may be required of Executive by this Agreement, the Company’s policies and procedures, and such other duties and responsibilities as may be assigned to Executive from time to time, as well as the directives of the Board. During Executive’s employment with the Company, Executive shall not engage in any activity that conflicts with or is detrimental to the Company’s best interests, as determined by the Board. Executive and the Company acknowledge that Executive’s primary office will be located at the Company’s New York, NY office, but that Executive will be required to travel, as necessary, to the Company’s Waltham, MA headquarters.

2.2
Employment Term. Executive will be employed by the Company on an “at-will” basis. This means that either the Company or Executive may terminate Executive’s employment at any time, for any reason, with or without Cause, and with or without advance notice (provided that Resignation for Good Reason (as defined below) requires certain advanced notice by Executive. It also means that Executive’s job title, duties, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the Company’s sole discretion. This at-will employment relationship shall not be modified by any conflicting actions or representations of any Company employee or other party before or during the term of Executive’s employment.
2.3
Compensation.
a)
Annual Base Salary. Executive’s annual base salary shall be $460,000 per year (“Annual Base Salary”), payable in equal installments, less applicable deductions and withholdings, in accordance with the Company’s standard payroll practices. Executive’s Annual Base Salary shall be subject to review by the Company’s compensation committee and may be increased or decreased from time to time, but shall not be reduced unless, and only to the extent that, the base salaries of all other similarly situated executives of the Company are proportionately reduced.
b)
Benefits. Executive will be entitled to participate in all of the employee benefits and benefit plans that the Company generally makes available to its full-time employees and executives and for which Executive is eligible in accordance with the Company’s policies as in effect from time to time. These benefits are subject to the terms, conditions, and eligibility requirements that govern or apply to them.
c)
Bonus. In addition to Annual Base Salary, Executive shall be eligible to earn an annual performance bonus of up to forty-five percent (45%) of Executive’s Annual Base Salary, which bonus shall be earned upon Executive’s attainment of objectives to be determined by the Board (or the compensation committee thereof, as such determination may be delegated by the Board to the compensation committee) and continued employment with the Company as described below (the “Target Performance Bonus”). The amount of and Executive’s eligibility for the Target Performance Bonus shall be determined in the sole discretion of the Board (or the compensation committee thereof, as such determination may be delegated by the Board to the compensation committee). If earned, any Target Performance Bonus shall be paid to Executive, less authorized deductions and applicable withholdings, on or before the February 15th following the applicable bonus year. For the 2024 calendar year, if earned, the Target Performance Bonus will be pro-rated from the Start Date. Except as provided in Sections 3.2 and 4.2, Executive shall be eligible to earn the Target Performance Bonus only if Executive is actively employed and in good standing with the Company on both the determination and payment dates for the Target Performance Bonus. In addition to the annual Target Performance Bonus, Company shall pay Executive a onetime sign-on bonus award in the form of a restricted stock unit award of 9,000 units (the “RSU”). The Company will grant the RSU on the same date as the Option (defined below) and the RSU will vest over three years from the date of grant, with 1/3rd (1/3) of the RSUs vesting on each anniversary of the grant date, subject to Executive’s continuous service.
2.4
Reimbursement of Expenses. Subject to Section 5.10(c), the Company shall reimburse Executive for Executive’s necessary and reasonable business expenses incurred in connection with Executive’s duties in accordance with the Company’s generally applicable policies.
2.5
Grant of Stock Option. Subject to the approval of the Board or the compensation committee of the Board, approximately upon the Start Date Executive will be issued an option to purchase 150,000 shares of the Company’s common stock (the “Option”). The Option will be evidenced by a stock option agreement and be subject to the terms and conditions of the Company’s 2015 Equity Incentive Plan, as amended (the “Equity Plan”). Subject to the terms and conditions of the Equity Plan, the Option will have a term of ten (10) years from the Option’s grant date. The exercise price per share of the Option will be equal to the per share fair market value of the Company’s common stock on the date the Option is granted, as determined by the Board. The vesting schedule of the Option will be as follows: twenty-five percent (25%) of the shares of the Company’s common stock subject to the Option will vest upon the one year anniversary of the Start Date, and one thirty-sixth (1/36th) of the remaining shares of the Company’s common stock subject to the Option will vest each month thereafter on the last day of each month, so long as Executive remains an employee, consultant, director or officer of the Company, and subject to the terms and conditions of the stock option agreement and the Equity Plan. In addition to the Option award, approximately upon the Start Date Executive will be issued a performance restricted stock unit award of 25,000 units (the “PRSU”). The PRSU will vest in accordance with the same performance vesting schedule as other members of the Company’s executive team received in February 2024, subject to Executive’s continuous service.
Article 3

CHANGE IN CONTROL SEVERANCE BENEFITS

3.1 Severance Benefits. Upon a Change in Control Termination, and subject to the limitations and conditions set forth in this Agreement, Executive shall be eligible to receive the benefits set forth in this Article 3. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and general release of claims (the “Release”), in substantially the form attached hereto and incorporated herein as Exhibit A, Exhibit B or Exhibit C, as appropriate, which Release must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, Executive will forfeit any right to any severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable

3.2
Salary and Pro-Rata Bonus Payment. In consideration of Executive’s execution and non-revocation of the Release by the Release Deadline Date in a form provided by the Company and in accordance with Article 4, the Company shall pay Executive a severance payment equal to (a) the sum of Executive’s Monthly Base Salary and Pro-Rata Bonus multiplied by (b) the number of months in the Change in Control Severance Period, less applicable withholdings. The severance payment shall be payable (except as set forth in Article 5) in a lump sum on the first regularly-scheduled payroll date occurring on or after the Release Deadline Date.
3.3
Health Continuation Coverage.
a)
Provided that Executive is eligible and has made the necessary elections for continuation coverage pursuant to COBRA under a health, dental or vision plan sponsored by the Company, the Company shall pay the applicable premiums (inclusive of premiums for Executive’s dependents for such health, dental or vision plan coverage as in effect immediately prior to the date of the Change in Control Termination) for such continued health, dental or vision plan coverage following the date of the Change in Control Termination for up to the number of months equal to the Change in Control Benefits Period (but in no event after such time as Executive is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer or as Executive and Executive’s dependents are no longer eligible for COBRA coverage); provided that if continued payment by the Company of the applicable premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended, or any statute or regulation of similar effect (including, without limitation, the 2010 Patient

Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing such continued payment, the Company will instead pay Executive on the first day of each month a fully taxable cash payment equal to the applicable premiums for that month, subject to applicable tax withholdings, for the remainder of the Change in Control Benefits Period. Such coverage shall be counted as coverage pursuant to COBRA. The Company shall have no obligation in respect of any premium payments (or any other payments in respect of health, dental or vision coverage from the Company) following the effective date of Executive’s coverage by a health, dental or vision insurance plan of a subsequent employer. Executive shall be required to notify the Company immediately if Executive becomes covered by a health, dental or vision insurance plan of a subsequent employer. If Executive and Executive’s dependents continue coverage pursuant to COBRA following the conclusion of the Change in Control Benefits Period, Executive will be responsible for the entire payment of such premiums required under COBRA for the duration of the COBRA period.
b)
For purposes of this Section 3.3, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.
3.4
Stock Awards. Upon a Change in Control Termination, (a) the vesting and exercisability of all outstanding options to purchase the Company’s common stock (or stock appreciation rights or other rights with respect to the stock of the Company issued pursuant to any equity incentive plan of the Company) that are held by Executive on the Termination Date shall be accelerated in full, (b) any reacquisition or repurchase rights held by the Company with respect to common stock issued or issuable (or with respect to other rights with respect to the stock of the Company issued or issuable) pursuant to any other stock award granted to Executive pursuant to any equity incentive plan of the Company shall lapse and (c) the time period that Executive has to exercise any outstanding options to purchase the Company’s common stock that are held by Executive on the Termination Date shall be extended for a period equal to the shorter of (i) twelve (12) months or (ii) the remaining term of the outstanding option.
Article 4

COVERED TERMINATION SEVERANCE BENEFITS
4.1
Severance Benefits. Upon a Covered Termination, and subject to the limitations and conditions set forth in this Agreement, Executive shall be eligible to receive the benefits set forth in this Article 4. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking the appropriate Release, which Release must become effective and irrevocable no later than the Release Deadline Date. If the Release does not become effective and irrevocable by the Release Deadline Date, Executive will forfeit any right to any severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.
4.2
Salary Payment. In consideration of Executive’s timely execution and non-revocation of the Release by the Release Deadline Date, the Company shall pay Executive a severance payment equal to Executive’s Monthly Base Salary multiplied by the number of months in the Covered Termination Severance Period, less applicable withholdings. The severance payment shall be payable (except as set forth in Article 5) in a lump sum on the first regularly-scheduled payroll date occurring on or after the Release Deadline Date.

4.3
Health Continuation Coverage.
a)
Provided that Executive is eligible and has made the necessary elections for continuation coverage pursuant to COBRA under a health, dental or vision plan sponsored by the Company, the Company shall pay for the applicable premiums (inclusive of premiums for Executive’s dependents for such health, dental or vision plan coverage as in effect immediately prior to the date of the Covered Termination) for such continued health, dental or vision plan coverage following the date of the Covered Termination for up to the number of months equal to the Covered Termination Benefits Period (but in no event after such time as Executive is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer or as Executive and Executive’s dependents are no longer eligible for COBRA coverage); provided that if continued payment by the Company of the applicable premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended, or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing such continued payment, the Company will instead pay Executive on the first day of each month a fully taxable cash payment equal to the applicable premiums for that month, subject to applicable tax withholdings, for the remainder of the Covered Termination Benefits Period. Such coverage shall be counted as coverage pursuant to COBRA. The Company shall have no obligation in respect of any premium payments (or any other payments in respect of health, dental or vision coverage from the Company) following the effective date of Executive’s coverage by a health, dental or vision insurance plan of a subsequent employer. Executive shall be required to notify the Company immediately if Executive becomes covered by a health, dental or vision insurance plan of a subsequent employer. If Executive and Executive’s dependents continue coverage pursuant to COBRA following the conclusion of the Covered Termination Benefits Period, Executive will be responsible for the entire payment of such premiums required under COBRA for the duration of the COBRA period.
b)
For purposes of this Section 4.3, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.
4.4
Stock Awards. Upon a Covered Termination:
a)
the vesting and exercisability of all outstanding options to purchase the Company’s common stock (or stock appreciation rights or other rights with respect to the stock of the Company issued pursuant to any equity incentive plan of the Company) that are held by Executive on the Termination Date shall be accelerated as to the number of shares of common stock issuable upon exercise of such option (“Option Shares”) as equals the number of Option Shares as would otherwise vest during the twelve (12) month period following the Termination Date in accordance with the applicable options’ vesting schedule were the Executive to remain an employee of the Company during such twelve (12) month period (disregarding any other basis for acceleration of vesting of Option Shares during such twelve (12) month period);
b)
any reacquisition or repurchase rights held by the Company with respect to common stock issued or issuable (or with respect to other rights with respect to the stock of the Company issued or issuable) pursuant to any option to purchase the Company’s common stock (or stock appreciation rights or other rights with respect to the stock of the Company) (“Restricted Shares”) held by the Executive as of the Termination Date shall lapse as to the number of Restricted Shares as equals the number of Restricted Shares as to which such reacquisition or repurchase rights would otherwise lapse during the twelve (12) month period following the Termination Date in accordance with the option’s vesting schedule were the Executive to remain an employee of the Company during such twelve (12) month period

(disregarding any other basis for acceleration of the lapsing of such reacquisition or repurchase rights on Restricted Shares during such twelve (12) month period); and
c)
the time period that Executive has to exercise any outstanding options to purchase the Company’s common stock that are held by Executive on the Termination Date shall be extended for a period equal to the shorter of (i) twelve (12) months or (ii) the remaining term of the outstanding option.
Article 5

LIMITATIONS AND CONDITIONS ON BENEFITS
5.1
Rights Conditioned on Compliance. Executive’s rights to receive all severance benefits described in Article 3 and Article 4 shall be conditioned upon and subject to Executive’s compliance with the limitations and conditions on benefits as described in this Article 5.
5.2
Continuation of Service Until Date of Termination. Executive shall continue to provide service to the Company in good faith until the Termination Date, unless such performance is otherwise excused in writing by the Company.
5.3
Release Prior to Payment of Benefits. Upon the occurrence of a Change in Control Termination or a Covered Termination, as applicable, and prior to Executive earning any entitlement to any severance or separation benefits under this Agreement on account of such Change in Control Termination or Covered Termination, as applicable, Executive must execute the appropriate Release, and such Release must become effective in accordance with its terms, but in no event later than the Release Deadline Date. No amount shall be paid prior to such date. Instead, on the first regularly-scheduled payroll date occurring on or after the Release Deadline Date, the Company will pay Executive the severance amount that Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the severance amount being paid as originally scheduled. The Company may modify the Release in its discretion to comply with changes in applicable law at any time prior to Executive’s execution of such Release. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under the Confidentiality Agreement and any similar obligations under applicable law. It is understood that, as specified in the applicable Release, Executive has a certain number of calendar days to consider whether to execute such Release. If Executive does not execute and deliver such Release within the applicable period, no benefits shall be provided or payable under this Agreement, and Executive shall have no further rights, title or interests in or to any severance benefits or payments pursuant to this Agreement. It is further understood that if Executive is age 40 or older at the time of a Change in Control Termination or a Covered Termination, as applicable, Executive may revoke the applicable Release within seven (7) calendar days after its execution by Executive. If Executive revokes such Release within such subsequent seven (7) day period, no benefits shall be provided or payable under this Agreement pursuant to such Change in Control Termination or Covered Termination, as applicable.
5.4
Return of Company Property. Not later than the Termination Date, Executive shall return to the Company all documents (and all copies thereof) and other property belonging to the Company that Executive has in his or her possession or control. The documents and property to be returned include, but are not limited to, all files, correspondence, email, memoranda, notes, notebooks, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, marketing information, operational and personnel information, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). Executive agrees to make a diligent search to locate any such documents, property and information. If Executive has used any personally owned computer, server or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within ten (10) business days after the Termination Date, Executive shall provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such confidential or proprietary information from those systems. Executive agrees to provide the Company access to Executive’s system as requested to verify that the necessary copying and/or deletion is done.
5.5
Cooperation and Continued Compliance with Restrictive Covenants.
a)
From and after the Termination Date, Executive shall cooperate fully with the Company in connection with its actual or contemplated defense, prosecution or investigation of any existing or future litigation, arbitrations, mediations, claims, demands, audits, government or regulatory inquiries, or other matters arising from events, acts or failures to act that occurred during the time period in which Executive was employed by the Company (including any period of employment with an entity acquired by the Company). Such cooperation includes, without limitation, being available upon reasonable notice, without subpoena, to provide accurate and complete advice, assistance and information to the Company, including offering and explaining evidence, providing truthful and accurate sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing. The Company will reimburse Executive for reasonable out-of-pocket expenses incurred in connection with any such cooperation (excluding foregone wages, salary or other compensation) within thirty (30) days of Executive’s timely presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures, and will make reasonable efforts to accommodate Executive’s scheduling needs.
b)
From and after the Termination Date, Executive shall continue to abide by all of the terms and provisions of the Confidentiality Agreement (and any other comparable agreement signed by Executive), in accordance with its terms.
c)
Executive acknowledges and agrees that Executive’s obligations under this Section 5.5 are an essential part of the consideration Executive is providing hereunder in exchange for which and in reliance upon which the Company has agreed to provide the payments and benefits under this Agreement. Executive further acknowledges and agrees that Executive’s violation of this Section 5.5 inevitably would involve use or disclosure of the Company’s proprietary and confidential information. Accordingly, Executive agrees that Executive will forfeit, effective as of the date of any breach, any right, entitlement, claim or interest in or to any unpaid portion of the severance payments or benefits provided in Article 3 or Article 4. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 5.5 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.
5.6
Parachute Payments.
a)
Parachute Payment Limitation. If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following two alternative forms of payment shall be paid to Executive: (A) payment in full of the entire amount of the Payment (a “Full Payment”), or (B) payment of only a part of the Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). A Full Payment shall be made in the event that the amount received by Executive on a net after-tax basis is greater than what would be received by Executive on a net after-tax basis if the Reduced Payment were made, otherwise a Reduced Payment shall be made. If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefits paid to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.
b)
The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 5.6. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.
c)
The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
5.7
Certain Reductions and Offsets. To the extent that any federal, state or local laws, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other so-called “plant closing” laws, require the Company to give advance notice or make a payment of any kind to Executive because of Executive’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change in control or any other similar event or reason, the benefits payable under this Agreement shall be correspondingly reduced. The benefits provided under this Agreement are intended to satisfy any and all statutory obligations that may arise out of Executive’s involuntary termination of employment for the foregoing reasons, and the parties shall construe and enforce the terms of this Agreement accordingly.
5.8
Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of a Change in Control Termination or Covered Termination (except as expressly provided in Sections 3.3 and 4.3 above).

5.9
Indebtedness of Executive. If Executive is indebted to the Company on the effective date of a Change in Control Termination or Covered Termination, the Company reserves the right to offset any severance payments and benefits under this Agreement by the amount of such indebtedness.
5.10
Application of Section 409A.
a)
Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Article 3 or Article 4 unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury Regulations and other guidance promulgated thereunder and, except as provided under Section 5.10(b) hereof, any such amount shall not be paid, or in the case of installments, commence payment, until the first regularly-scheduled payroll date occurring on or after the sixtieth (60th) day following Executive’s separation from service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence shall be paid to Executive on the first regularly-scheduled payroll date occurring on or after the sixtieth (60th) day after Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.
b)
Specified Executive. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his or her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 5.10(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.
c)
Expense Reimbursements. To the extent that any reimbursement payable pursuant to this Agreement is subject to the provisions of Section 409A of the Code, any such reimbursement payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
d)
Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.
5.11
Tax Withholding. All payments under this Agreement shall be subject to applicable withholding for federal, state and local income and employment taxes.
5.12
No Duplication of Severance Benefits. The severance and other benefits provided in Article 3 and Article 4 are mutually exclusive of each other, and in no event shall Executive receive any severance or other benefits pursuant to both Article 3 and Article 4.

Article 6

TERMINATION WITH CAUSE OR BY VOLUNTARY RESIGNATION;

OTHER RIGHTS AND BENEFITS

6.1
Termination for Cause by the Company. If the Company shall terminate the Executive’s employment with the Company for Cause, then upon such termination, the Company shall have no further obligation to Executive hereunder except for the payment or provision, as applicable, of (a) the portion of the Annual Base Salary for the period prior to the effective date of termination earned but unpaid (if any), (b) all unreimbursed expenses (if any), subject to Sections 2.4 and 5.10(c), and (c) other payments, entitlements or benefits, if any, in accordance with terms of the applicable plans, programs, arrangements or other agreements of the Company (other than any severance plan or policy) as to which the Executive held rights to such payments, entitlements or benefits, whether as a participant, beneficiary or otherwise on the date of termination (“Other Benefits”). For the avoidance of doubt, Executive shall have no right to receive (and Other Benefits shall not include) any amounts under any Company severance plan or policy or pursuant to Article 3 or Article 4 upon Executive’s termination for Cause.
6.2
Termination by Voluntary Resignation by the Executive (other than Resignation for Good Reason). Upon any voluntary resignation by Executive that is not a Resignation for Good Reason, the Company shall have no further obligation to the Executive hereunder except for the payment of (a) the portion of the Annual Base Salary for the period prior to the effective date of termination earned but unpaid (if any), (b) all unreimbursed expenses (if any), subject to Sections 2.4 and 5.10(c), and (c) the payment or provision of any Other Benefits. For the avoidance of doubt, Executive shall have no right to receive (and Other Benefits shall not include) any amounts under any Company severance plan or policy or pursuant to Article 3 or Article 4 upon any voluntary resignation by Executive that is not a Resignation for Good Reason.
6.3
Other Rights and Benefits. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under other agreements with the Company except as provided in Article 2, Article 5, Section 6.1 and Section 6.2 above. Except as otherwise expressly provided herein, amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Change in Control shall be payable in accordance with such plan, policy, practice or program.
Article 7

DEFINITIONS

Unless otherwise provided, for purposes of this Agreement, the following definitions shall apply:

7.1
“Board” means the Board of Directors of the Company.
7.2
“Cause” means, upon a reasonable determination by the Company, Executive’s: (a) dishonest statements or acts with respect to the Company, any subsidiary or any affiliate of the Company or any subsidiary; (b) commission by or indictment for (i) a felony or (ii) any misdemeanor (excluding minor traffic violations) involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); (c) gross negligence, willful misconduct or insubordination with respect to the Company, any subsidiary or any affiliate of the Company or any subsidiary; (d) material breach of any of Executive’s obligations under any agreement to which Executive and the Company or any subsidiary are a party; or (e) death or disability. With respect to clause (d), Executive will be given notice and a 30-day period in which to cure such breach, only to the extent such breach can be reasonably expected to be able to be cured within such period. Executive agrees that the breach of any confidentiality obligation to the Company or any subsidiary shall not be curable to any extent.
7.3
“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
a)
Any natural person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act Person”), becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (i) on account of the acquisition of securities of the Company by any institutional investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions that are primarily a private financing transaction for the Company or (ii) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
b)
There is consummated a merger, consolidation or similar transaction involving, directly or indirectly, the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (i) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (ii) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction;
c)
The stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur; or
d)
There is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, license or other disposition.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. Notwithstanding the foregoing or any other provision of this Agreement, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any affiliate and the participant shall supersede the foregoing definition with respect to stock awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

7.4
“Change in Control Benefits Period” means the period of eighteen (18) months commencing on the Termination Date.
7.5
“Change in Control Severance Period” means the period of eighteen (18) months commencing on the Termination Date.
7.6
“Change in Control Termination” means an “Involuntary Termination Without Cause” or “Resignation for Good Reason,” either of which occurs on, or within three (3) months prior to, or within twelve (12) months following, the effective date of a Change in Control, provided that any such termination is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). Death and disability shall not be deemed Change in Control Terminations.
7.7
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
7.8
“Code” means the Internal Revenue Code of 1986, as amended.
7.9
“Company” means Syndax Pharmaceuticals, Inc. or, following a Change in Control, the surviving entity resulting from such transaction, or any subsequent surviving entity resulting from any subsequent Change in Control.
7.10
“Confidentiality Agreement” means Executive’s Assignment of Developments, Non-Disclosure, and Non-Solicitation Agreement with the Company (or any successor agreement thereto).
7.11
“Covered Termination” means an “Involuntary Termination Without Cause” or “Resignation for Good Reason,” provided that any such termination is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). Death and disability shall not be deemed Covered Terminations. If an Involuntary Termination Without Cause or Resignation for Good Reason qualifies as a Change in Control Termination, it shall not constitute a Covered Termination.
7.12
“Covered Termination Benefits Period” means the period of nine (9) months commencing on the Termination Date.
7.13
“Covered Termination Severance Period” means the period of nine (9) months commencing on the Termination Date.
7.14
“Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company for reasons other than Cause and other than as a result of death or disability.
7.15
“Monthly Base Salary” means 1/12th of the greater of (i) Executive’s annual base salary (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect on the date of a Change in Control Termination or a Covered Termination, as applicable, or (ii) in the case of a Change in Control Termination, Executive’s annual base salary (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect on the date of a Change in Control.
7.16
“Pro-Rata Bonus” means 1/12th of the greater of (i) the average Target Performance Bonus paid to Executive for the three years preceding the date of a Change in Control Termination (or such lesser number of years during which Executive has been employed by the Company), or (ii) the Target Performance Bonus, as in effect on the date of a Change in Control Termination.
7.17
“Resignation for Good Reason” means Executive’s resignation from all employee positions Executive then holds with the Company within sixty (60) days following any of the following events taken without Executive’s consent, provided Executive has given the Company written notice of such event within thirty (30) days after the first occurrence of such event and the Company has not cured such event within thirty (30) days thereafter:
a)
A decrease in Executive’s total target cash compensation (base and bonus) of more than 10% (i.e., a material reduction in Executive’s base compensation and a material breach by the Company of Executive’s employment terms with the Company), other than in connection with a comparable decrease in compensation for all comparable executives of the Company;
b)
Executive’s duties or responsibilities are materially diminished (not simply a change in title or reporting relationships); provided, that Executive shall not be deemed to have a “Resignation for Good Reason” if the Company survives as a separate legal entity or business unit following the Change in Control and Executive holds materially the same position in such legal entity or business unit as Executive held before the Change in Control;
c)
Either (i) Executive is required to establish residence in a location more than fifty (50) miles from Executive’s current principal personal residence or (ii) there is an increase in Executive’s round-trip driving distance of more than fifty (50) miles from Executive’s current principal personal residence to the principal office or business location at which Executive is required to perform services (except for required business travel to the extent consistent with Executive’s prior business travel obligations) (“Executive’s Principal Place of Business”) as a result of a change in location by the Company of Executive’s Principal Place of Business; or
d)
The failure of the Company to obtain a satisfactory agreement from any successor to materially assume and materially agree to perform under the terms of this Agreement.
7.18
“Termination Date” means the effective date of the Change in Control Termination, the Covered Termination or a termination for Cause, as applicable.
Article 8

GENERAL PROVISIONS
8.1
Employment Status. This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee or (iii) to change the Company’s policies regarding termination of employment.
8.2
Notices. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company’s payroll records.

8.3
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
8.4
Waiver. If either party should waive any breach of any provisions of this Agreement, he, she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
8.5
Complete Agreement. This Agreement, including Exhibit A, Exhibit B and Exhibit C, and the Confidentiality Agreement constitute the entire agreement between Executive and the Company and is the complete, final and exclusive embodiment of their agreement with regard to this subject matter, wholly superseding all written and oral agreements with respect to payments and benefits to Executive in the event of employment termination. It is entered into without reliance on any promise or representation other than those expressly contained herein.
8.6
Amendment or Termination of Agreement; Continuation of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company (other than Executive) after such change or termination has been approved by the Board. Unless so terminated, this Agreement shall continue in effect for as long as Executive continues to be employed by the Company or by any surviving entity following any Change in Control. In other words, if, following a Change in Control, Executive continues to be employed by the surviving entity without a Change in Control Termination and the surviving entity then undergoes a Change in Control, following which Executive is terminated by the subsequent surviving entity in a Change in Control Termination, then Executive shall receive the benefits described in Article 3 hereof.
8.7
Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
8.8
Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
8.9
Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.
8.10
Choice of Law. Because of the Company’s and Executive’s interests in ensuring that disputes regarding this Agreement are resolved on a uniform basis, the parties agree that all questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of New York, without regard for any conflict of law principles. Further, the parties consent to the jurisdiction of the state and federal courts of the State of New York for all purposes in connection with this Agreement. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which Executive or the Company may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.
8.11
Arbitration. To ensure the rapid and economical resolution of any disputes that may arise under or relate to this Agreement or Executive’s employment relationship, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the performance, enforcement, execution, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment (collectively, “Claims”), shall be resolved to the fullest extent permitted by law, by final, binding, and (to the extent permitted by law) confidential arbitration before a single arbitrator in the state where Executive is employed. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., as amended, and shall be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), in accordance with its then-current Employment Arbitration Rules & Procedures (the “JAMS Rules”). The JAMS Rules are also available online at http://www.jamsadr.com/rules-employment-arbitration/. The parties or their representatives may also call JAMS at 800.352.5267 if they have questions about the arbitration process. If the JAMS Rules are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern. Notwithstanding the foregoing, this provision shall exclude Claims that by law are not subject to arbitration. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all JAMS fees in excess of the amount of filing and other court-related fees Executive would have been required to pay if the Claims were asserted in a court of law. EXECUTIVE AND THE COMPANY UNDERSTAND AND FULLY AGREE THAT BY ENTERING INTO THIS AGREEMENT, BOTH EXECUTIVE AND THE COMPANY ARE GIVING UP THE CONSTITUTIONAL RIGHT TO HAVE A TRIAL BY JURY, AND ARE GIVING UP THE NORMAL RIGHTS OF APPEAL FOLLOWING THE RENDERING OF A DECISION, EXCEPT AS THE FEDERAL ARBITRATION ACT AND APPLICABLE FEDERAL LAW ALLOW FOR JUDICIAL REVIEW OF ARBITRATION PROCEEDINGS. Nothing in this Agreement shall prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or final orders in such arbitrations may be entered and enforced as judgments or orders in the federal and state courts of any competent jurisdiction in compliance with Section 8.11 of this Agreement.
8.12
Construction of Agreement. In the event of a conflict between the text of this Agreement and any summary, description or other information regarding this Agreement, the text of this Agreement shall control.
8.13
Circular 230 Disclaimer. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). ANY TAX ADVICE CONTAINED IN THIS AGREEMENT IS INTENDED TO BE PRELIMINARY, FOR DISCUSSION PURPOSES ONLY AND NOT FINAL. ANY SUCH ADVICE IS NOT INTENDED TO BE USED FOR MARKETING, PROMOTING OR RECOMMENDING ANY TRANSACTION OR FOR THE USE OF ANY PERSON IN CONNECTION WITH THE PREPARATION OF ANY TAX RETURN. ACCORDINGLY, THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON.

IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date written above.

Syndax Pharmaceuticals, Inc.			EXECUTIVE

By:	/s/ Luke J. Albrecht	By:	/s/ Steven Closter

Name:	Luke J. Albrecht	Name:	Steven Closter
Title:	General Counsel

Exhibit A: Release (Individual Termination – Age 40 or Older)

Exhibit B: Release (Individual and Group Termination – Under Age 40)

Exhibit C: Release (Group Termination – Age 40 or Older)

EXHIBIT A

RELEASE

(INDIVIDUAL TERMINATION – AGE 40 OR OLDER)

Certain capitalized terms used in this Release are defined in the Executive Employment Agreement (the “Agreement”) which I have executed and of which this Release is a part.

I hereby confirm my obligations under the Confidentiality Agreement (or other comparable agreement that I have signed, if any).

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including, but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; and claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, the New York City Human Rights Law, as amended, the Massachusetts Fair Employment Practices Law, as amended, the South Carolina Human Affairs Law, as amended, tort law, contract law, wrongful discharge, discrimination, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to (1) release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to written agreement or applicable law; (2) release any claim by me against the Company relating to the validity or enforceability of this release or the Agreement; (3) prohibit me from exercising any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any other government agency (provided, however, that I shall not be entitled to recover any monetary damages or to obtain non-monetary relief if the agency were to pursue any claims relating to my employment with the Company).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have to assert claims for age discrimination under applicable law, including under the ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release by providing a written notice of revocation to the

A-1

Company’s Chief Executive Officer; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release (provided that I do not revoke it).

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

I agree that I will not make any disparaging statements regarding the Company or its officers, directors, shareholders, members, agents or products jointly or severally. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

EXECUTIVE:

Signature

Printed Name

Date:

A-2

EXHIBIT B

RELEASE

(INDIVIDUAL AND GROUP TERMINATION – UNDER AGE 40)

Certain capitalized terms used in this Release are defined in the Executive Employment Agreement (the “Agreement”) which I have executed and of which this Release is a part.

I hereby confirm my obligations under the Confidentiality Agreement (or other comparable agreement that I have signed, if any).

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including, but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; and claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, the New York City Human Rights Law, as amended, the Massachusetts Fair Employment Practices Law, as amended, the South Carolina Human Affairs Law, as amended, tort law, contract law, wrongful discharge, discrimination, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to (1) release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to written agreement or applicable law; (2) release any claim by me against the Company relating to the validity or enforceability of this release or the Agreement; (3) prohibit me from exercising any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any other government agency (provided, however, that I shall not be entitled to recover any monetary damages or to obtain non-monetary relief if the agency were to pursue any claims relating to my employment with the Company).

I acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; and (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier).

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

B-1

I agree that I will not make any disparaging statements regarding the Company or its officers, directors, shareholders, members, agents or products jointly or severally. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

EXECUTIVE:

Signature

Printed Name

Date:

B-2

EXHIBIT C

RELEASE

(GROUP TERMINATION – AGE 40 OR OLDER)

Certain capitalized terms used in this Release are defined in the Executive Employment Agreement (the “Agreement”) which I have executed and of which this Release is a part.

I hereby confirm my obligations under the Confidentiality Agreement (or other comparable agreement that I have signed, if any).

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including, but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; and claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, the New York City Human Rights Law, as amended, the Massachusetts Fair Employment Practices Law, as amended, the South Carolina Human Affairs Law, as amended, tort law, contract law, wrongful discharge, discrimination, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to (1) release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to written agreement or applicable law; (2) release any claim by me against the Company relating to the validity or enforceability of this release or the Agreement; (3) prohibit me from exercising any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any other government agency (provided, however, that I shall not be entitled to recover any monetary damages or to obtain non-monetary relief if the agency were to pursue any claims relating to my employment with the Company).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have to assert claims for age discrimination under applicable law, including under the ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have forty-five (45) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release by providing a written notice of revocation to the Company’s Chief

C-1

Executive Officer; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day (8th) after I execute this Release; and (F) I have received with this Release the required written disclosure for a “group termination” under the ADEA, including a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

I agree that I will not engage in any conduct that is injurious to the reputation of the Company or its parents, subsidiaries and affiliates, including but not limited to disparagement of the Company, its officers, Board members, employees and shareholders. The foregoing shall not be violated by a statement made in a deposition, trial or administrative proceeding in response to legal process; by any statement made to a government agency; or whenever I make any statement to a court, administrative tribunal or government agency as required by law.

EXECUTIVE:

Signature

Printed Name

Date:

C-2